Exhibit 11.1
EXHIBIT 11.1
Macronix International Co., Ltd.
Code of Business Conduct and Ethics
Introduction
     This Code of Business Conduct and Ethics (this “Code”) is made pursuant to the requirements of Nasdaq listing rules and approved by the board of directors on June 2, 2004. This Code sets forth the standards of conduct required of all supervisors, directors, officers and employees of the Company. The Company intends this Code to apply to all supervisors, directors, officers and employees of its consolidated subsidiaries and will use its best efforts to ensure that this Code or its equivalent is adopted by its consolidated subsidiaries.
The purpose of this Code is to deter wrongdoing and to promote:
(a)	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

(b)	full, fair, accurate, timely and understandable disclosure in reports and documents filed with, or submitted to, the Securities and Exchange Commission and in other public communications made by the Company;

(c)	compliance with applicable governmental laws, rules and regulations;

(d)	the prompt internal reporting to an appropriate person or persons identified below of violations of this Code; and

(e)	accountability for adherence to this Code.
     All Company personnel are responsible for reading and understanding this Code. The failure to read or understand this Code will not excuse violations, so Company personnel should contact their immediate managers or the other persons indicated in this Code if they have any questions regarding their obligations under this Code.
Use of Terms and Interpretation
     The term “the Company” is used in this code to refer to Macronix International Co., Ltd.
     The term “Company personnel” is used in this Code to refer to the Company’s supervisors, directors, officers and employees.
     The term “laws” as used in this Code includes the laws, rules, regulations and other legal requirements of each jurisdiction that are applicable to the activities of the Company. These may include the laws of jurisdictions other than the Republic of China.
     In some cases, the Company and its individual business units may have additional policies that are applicable to Company personnel, including policies relating to subjects that are also covered under this Code. These policies include responsibilities and requirements in addition to those contained in this Code. While it is important for Company personnel to comply with these additional policies, they are separate policies and are not intended to form part of this Code.
     This Code does not create any contractual obligations on the part of the Company.
Standards of Conduct

Honest and Ethical Conduct
     The Company expects Company personnel to act honestly and ethically in the conduct of business activities for the Company and to comply fully with the policies comprising this Code.
Avoidance of Conflicts of Interest
     Company personnel are required to disclose conflicts between their personal interests and the interests of the Company including any activities, financial interests or relationships that may present an actual or potential conflict of interest.
     A “conflict of interest” exists when a person’s private interest interferes or is perceived to interfere, with the interests of the Company. A conflict situation can arise when a supervisor, director, officer or employee takes actions or has investments, interests or associations that interfere or might interfere with the objective or independent exercise of their best judgment or with the performance of their responsibilities in the interests of the Company. Conflicts of interest also arise when a supervisor, director, officer, employee, or member of such person’s family receives improper personal benefits as a result of his or her position in the Company.
     Employees other than the President and senior executive and financial officers of the Company should promptly disclose any actual or potential conflicts of interest in writing to their immediate managers or to members of senior management.
     The Company’s President and senior executive and financial officers should promptly inform the Audit Committee of any actual or potential conflicts of interest. If any conflict or potential conflict of interest arises for a director or supervisor, the director or supervisor should promptly inform the Chairman of the Audit Committee.
Corporate Opportunities
     Company personnel may not take for themselves personally opportunities that are discovered through the use of Company property, information or position, use Company property, information or position for personal gain, or compete with the Company. Company personnel owe a duty to the Company to advance its legitimate interests when the opportunity to do so arises.

Confidentiality
     Company personnel should maintain the confidentiality of information entrusted to them by the Company or its customers, except when disclosure is duly authorized.
     Company personnel should promptly report to their immediate managers any attempt by outsiders to obtain trade secrets or confidential information or any unauthorized use or disclosure of trade secrets or confidential information by other Company personnel.
The obligation to maintain the confidentiality of information may be subject to legal or regulatory requirements to disclose that information. In such cases, the Company’s legal counsel will assist in determining what disclosure is required.
Compliance with Laws, Rules and Regulations
     It is the Company’s policy to proactively promote compliance with all applicable laws in connection with the Company’s business. All Company personnel are therefore expected to comply fully with the laws of each country or other jurisdiction that are applicable to the Company and its business. These laws include, among others, the Foreign Corrupt Practices Act, securities laws, competition laws and money laundering laws. Company personnel should familiarize themselves with the legal standards and restrictions applicable to their assigned duties and responsibilities. The Company requires and encourages compliance with the spirit, as well as the letter, of the law. Even the appearance of illegal, dishonest or inappropriate behavior could have a negative impact on the Company and its employees.
Securities Trading
     Except as specifically permitted by applicable law, Company personnel should not trade in or recommend the purchase or a sale of Company securities while they are in possession of “material information” regarding the operations or prospects of the Company that has not been publicly disclosed and disseminated to the investment community. Company personnel should also similarly avoid trading in or recommending the purchase or sale of the securities of any other corporation of which they have obtained unpublicized “material information” as a result of their employment by the Company.
     “Material information” is information which, if publicly disclosed, could reasonably be expected to affect the market value of the Company’s securities or to influence investor decisions with respect to those securities.
Accuracy of Public Communications
     All Company personnel are encouraged and instructed to provide reliable and accurate data to, and otherwise assist, the Company’s President and senior financial officers to discharge their responsibilities to establish and maintain adequate and effective disclosure controls and procedures. The Company’s President and senior financial officers have a responsibility to supervise the establishment and maintenance of adequate and effective disclosure controls and procedures. In addition, all Company books, records and accounts must accurately reflect the nature of the transactions recorded.
     These controls are designed to provide assurances to the Company and its shareholders that disclosures of material information related to the Company and its consolidated subsidiaries in its periodic reports filed with, or submitted to, the Securities and Exchange Commission and other public communications are full, fair, accurate, timely and understandable.
Guidance Regarding Questions about this code
     Whenever Company personnel have questions about this Code, including concerns about the legality or propriety of any proposed conduct, they should obtain advice from their immediate managers and, when appropriate, should request advice from members of senior management or the Audit Committee.
Reporting of Possible Violations of laws, rules, regulations or this code
     Company personnel who believe any law, rules, regulations or this Code may have been violated should raise the issue immediately with their immediate managers. If the issue is not resolved, Company personnel may contact the officer designated by the President of the Company for this purpose, the President of the Company or the Audit Committee, orally or in writing. Concerns about questionable accounting or auditing matters, material violations of securities laws, breaches of fiduciary duty or similar violations by employees, including violations of accounting practices, accounting controls, auditing issues, securities compliance and securities fraud may also be raised directly and confidentially with the Audit Committee.
     The contact details of the officer designated by the President of the Company are as follows:
Tel: (8863) 578-6688 x 76887
Email: sandyduann@mxic.com.tw
Address: No. 16 Li-Hsin Road, Science-Based Industrial Park, Hsinchu, Taiwan, ROC.
     Correspondence to the Audit Committee may be sent to The Audit Committee, No. 16 Li-Hsin Road, Science-Based Industrial Park, Hsinchu, Taiwan, ROC, marked “Confidential”. Contact details of the current Audit Committee and President from time to time may be obtained from the Human Resource Manager, who should provide such contact details promptly and keep such request confidential.
     Reports of possible violations of any laws, rules, regulations or this Code will be promptly investigated by the Company and will be treated confidentially to the extent consistent with the Company’s interests and its legal obligations. Company personnel are expected to cooperate in investigations of possible violations.
No Retaliation for Reporting of Violations in Good Faith
     The Company prohibits reprisals for good faith reporting of actual or possible violations of any laws, rules, regulations or this Code. Retaliation in any form against any Company personnel who report a possible violation, or who assist in the investigation of a possible violation, is itself a violation of this Code and will be disciplined appropriately.

     If any employee or agent believes that he/she has been retaliated against for reporting or assisting in an investigation under this policy, he/she should immediately report such perceived retaliation to the Audit Committee. All such reports will also be investigated and treated confidentially to the extent consistent with the Company’s interests and its legal obligations, and remedied as appropriate.
Discipline for Violations
     Allegations of potential wrongdoing will be investigated by the proper corporate or departmental personnel or management or, in the appropriate circumstances, the relevant authorities. Company personnel who violate either the letter or the spirit of this Code may be subject to disciplinary action, which may include counseling, warning, reprimand, suspensions with or without pay, demotions, restitution or termination of employment. The following types of conduct may subject Company personnel to discipline:
•	violating this Code or asking others to violate this Code;

•	failing to report a known or suspected violation of this Code;

•	failing to cooperate in a Company investigation of possible violations of this Code; and

•	retaliating against other Company personnel for reporting in good faith a possible violation of any laws, rules, regulations or this Code.
     Violations of this Code can in some cases also result in violations of applicable law and expose the Company and Company personnel to government enforcement proceedings, including civil and criminal fines and imprisonment.
Amendments and Waivers
     This Code may not be amended or modified substantively without the prior approval of the Company’s Board of Directors. A current version of this Code will be available on the Company’s intranet and accessible by all employees.
     Any waiver of this Code for directors, supervisors or senior executive or financial officers of the Company may be made only by the Company’s Board of Directors or designated Board committee, and will be promptly disclosed to shareholders, along with reasons for the waiver, as required by applicable law or stock exchange regulations.
     This Code shall be effective beginning June 2, 2004